Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OCEANTECH ACQUISITIONS I CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

OCEANTECH ACQUISITIONS I CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is OceanTech Acquisitions I Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 3, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 27, 2021 (as may be amended, the “Amended and Restated Certificate of Incorporation”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.

This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the Amended and Restated Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) as follows:

Item 4 of this Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of both (x) a majority of the holders of outstanding common stock voting together as a single class and (y) a majority of the outstanding Class B Common Stock voting as a separate class.

4.

Section 4.3(b)(i) is hereby deleted in its entirety and replaced as follows:

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) at the election of the holder of such Class B Common Stock at any time prior to the closing of the Business Combination or otherwise automatically on the closing of the Business Combination.

IN WITNESS WHEREOF, OceanTech Acquisitions I Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 5th day of September, 2023.

OCEANTECH ACQUISITIONS I CORP.

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer